EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35887, 333-42182, 333-43081, 333-65327, 333-65329, 333-98811, 333-111076 and 333-111077 on Form S-8 and Registration Statement No. 333-140778 on Form S-3 of our reports dated May 29, 2007 (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Statement No. 123R, Share-Based Payment), relating to the consolidated financial statements and financial statement schedule of Mylan Laboratories Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mylan Laboratories Inc. for the year ended March 31, 2007.

/s/
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
May 29, 2007